Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP

LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP

INCLUDING PROFESSIONAL CORPORATIONS

1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306

(202) 955-8500

www.gibsondunn.com

November 3, 2009

Direct Dial (202) 955-8500	Client No. C 97964-00017

Fax No.

(202) 467-0539

Jupiter Saturn Holding Company

c/o Watson Wyatt Worldwide, Inc.

875 Third Avenue

New York, NY 10022

Re:	Jupiter Saturn Holding Company

  Registration Statement on Form S-4 (File No. 333-161705)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, File No. 333-161705, as amended (the “Registration Statement”), of Jupiter Saturn Holding Company, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company for the issuance of the following securities (the “Securities”): (a) the following shares of capital stock of the Company (together, the “Capital Stock”): (i) shares of Class A Common Stock, $0.01 par value per share, (ii) shares of Class B-1 Common Stock, $0.01 par value per share, (iii) shares of Class B-2 Common Stock, $0.01 par value per share, (iv) shares of Class B-3 Common Stock, $0.01 par value per share, (v) shares of Class B-4 Common Stock, $0.01 par value per share, (vi) shares of Class F Stock, no par value, (vii) shares of Class R Common Stock, $0.01 par value per share, and (viii) shares of Class S Common Stock, $0.01 par value per share, each pursuant to that certain Agreement and Plan of Merger, dated as of June 26, 2009, as amended, by and among the Company, Watson Wyatt Worldwide, Inc., a Delaware corporation (“Watson Wyatt”), Towers, Perrin, Forster & Crosby, Inc., a Pennsylvania corporation (“Towers Perrin”), Jupiter Saturn Delaware Inc., a Delaware corporation and Jupiter Saturn Pennsylvania Inc., a Pennsylvania corporation (as amended, the “Merger Agreement”), filed as Exhibit 2.1 to the Registration Statement; and (b) Subordinated Notes (the “Notes”) pursuant to the Merger Agreement and an Indenture (the “Indenture”) to be entered into by and between the Company and Wilmington Trust FSB (the “Trustee”) in the form filed as Exhibit 4.1 to the Registration Statement.

November 3, 2009

We have examined, among other things, (a) the Merger Agreement, and (b) the Indenture and the form of Notes attached thereto. We also have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1.    The Capital Stock, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

2.    When (a) the Indenture has been validly executed and delivered by the Company and the Trustee, and (b) the Notes have been executed, issued, delivered and authenticated in accordance with the terms and conditions of the Indenture and the Merger Agreement, the Notes will constitute legal, valid and binding obligations of the Company.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law, including the statutory and other applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws. We are not admitted to practice in the State of Delaware; however we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinion contained in paragraph 1 above. This opinion letter is limited to the current state of the laws of the State of New York and, to the limited extent set forth above, the Delaware General Corporation Law, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act or any other federal or state securities laws or regulations.

B.    The opinion set forth in above in paragraph 2 is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible

November 3, 2009

unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Additional Information – Legal Matters” in the Registration Statement and the joint proxy statement / prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/  Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP